EXHIBIT 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

650-462-5900

DEPOMED REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

MENLO PARK, Calif., May 10, 2005 — Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the quarter ended March 31, 2005.  For the quarter, a net loss of $6.8 million or $0.18 per share was reported, compared to a net loss of $6.7 million or $0.19 per share for the comparable period in 2004.  Cash and investment balances at March 31, 2005 were $32.5 million.

Revenues decreased to $19,000 in the first quarter of 2005 from $120,000 in the same period of 2004 as a result of a reduction in product development services performed for collaborative partners.  Research and development expenses for the quarter ended March 31, 2005 were $5.0 million compared to $5.6 million for the quarter ended March 31, 2004.

“We are off to a great start in 2005,” said John F. Hamilton, chief financial officer of Depomed.  “In the first quarter, we strengthened our balance sheet with a  $22.7 million public offering, advanced our Gabapentin GR™ product into Phase II clinical testing, and received an “Approvable” letter from the FDA for Glumetza™, our extended release metformin tablet.  As the year unfolds, we are poised for product approvals for both Glumetza and Proquin™ XR, our extended release ciprofloxacin antibiotic.  We look forward to continued progress in our corporate partnering efforts and in product and regulatory development.”

Depomed, Inc.

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GRTM) system to develop novel oral products and improved, extended release formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.

Regulatory applications for once daily GlumetzaTM (Metformin GR™) for the treatment of Type II diabetes have been submitted to agencies in the U.S. and Canada. Depomed has been notified that the NDA for Glumetza is approvable.  In addition, an NDA has been submitted to the FDA for once daily ProquinTM (ciprofloxacin HCl extended-release tablets) for the treatment of urinary tract infections. The company is also conducting a Phase II trial with the diuretic Furosemide GR™ and a Phase II trial with the pain drug Gabapentin GR™. Additional information about Depomed may be found at its web site, www.depomedinc.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our expectations regarding regulatory approvals, research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

 (A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From
			Inception
	Three Months Ended March 31,		(August 7, 1995) to
	2005	2004	March 31, 2005

Revenue:
Collaborative agreements	$—	$119,725	$4,964,332
Collaborative agreements with affiliates	—	—	5,101,019
License revenue	18,750	—	50,000
Total revenue	18,750	119,725	10,115,351

Operating expenses:
Research and development	5,016,858	5,577,215	106,379,927
General and administrative	1,716,064	1,142,750	27,394,134
Purchase of in-process research and development	—	—	298,154
Total operating expenses	6,732,922	6,719,965	134,072,215

Loss from operations	(6,714,172)	(6,600,240)	(123,956,864)

Other income (expenses):
Equity in loss of joint venture	—	—	(19,817,062)
Gain from Bristol-Myers legal settlement	—	—	18,000,000
Interest and other income	171,874	145,997	2,566,650
Interest expense	(233,139)	(226,702)	(3,453,786)
Total other income (expenses)	(61,265)	(80,705)	(2,704,198)

Net loss before income taxes	(6,775,437)	(6,680,945)	(126,661,062)

Provision for income taxes	—	—	(99,000)

Net loss	(6,775,437)	(6,680,945)	(126,760,062)

Deemed dividend on preferred stock	(193,657)	—	(193,657)

Net loss applicable to common shareholders	$(6,969,094)	$(6,680,945)	$(126,953,719)

Basic and diluted net loss per common share	$(0.18)	$(0.19)

Shares used in computing basic and diluted net loss per common share	39,056,213	34,584,997

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DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2005	2004(1)
ASSETS
Current assets:
Cash and cash equivalents	$10,324,872	$953,295
Marketable securities	22,147,070	17,151,544
Prepaid and other current assets	674,352	442,349
Total current assets	33,146,294	18,547,188
Property and equipment, net	3,694,148	3,941,127
Other assets	325,858	380,268
	$37,166,300	$22,868,583
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,557,034	$1,733,474
Accrued compensation	655,918	910,723
Other accrued liabilities	712,423	556,084
Capital lease obligation, current portion	13,497	32,412
Long-term debt, current portion	15,183	73,008
Deferred revenue, current portion	75,000	75,000
Other current liabilities	93,073	93,073
Promissory note, current	10,504,635	—
Total current liabilities	13,626,763	3,473,774
Promissory note, non-current	—	10,280,591
Deferred revenue, non-current portion	475,000	493,750
Other long-term liabilities	193,903	217,170
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 15,821 shares issued and outstanding at March 31, 2005 and December 31, 2004	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 39,732,701 and 34,691,190 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	138,273,654	117,070,946
Deferred compensation	(557,947)	(621,980)
Deficit accumulated during the development stage	(126,760,062)	(119,984,625)
Accumulated other comprehensive loss	(100,011)	(76,043)
Total shareholders’ equity:	22,870,634	8,403,298
	$37,166,300	$22,868,583

(1) The balance sheet as of December 31, 2004 was derived from the audited balance sheet included in the Company’s 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005.

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